Exhibit 99.1

For media:	For investors:
Megan Lustig	Jonathan Poole
Spectrum Science Communications	Genocea Biosciences, Inc.
O: 202-955-6222	O: 617-715-7795
mlustig@spectrumscience.com	jonathan.poole@genocea.com

Genocea Appoints Michael Higgins to its Board of Directors

Cambridge, MA, Feb 27, 2015 — Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing T cell-directed vaccines and immunotherapies, today announced that Michael Higgins has joined the Company’s board of directors.

“We are delighted to welcome Michael to our Board,” said Chip Clark, president and chief executive officer of Genocea. “Michael’s experience in helping to guide Ironwood Pharmaceuticals from development through to commercialization will be invaluable to Genocea as we continue to advance our strong portfolio of clinical and research stage programs.”

Mr. Higgins is an experienced biotechnology executive and is currently entrepreneur-in-residence at Polaris Venture Partners. He previously served as chief operating officer and chief financial officer at Ironwood Pharmaceuticals from 2003 to 2014, playing a key role in Ironwood’s evolution from a privately-funded discovery organization to its initial public offering and the launch of its first commercial product. Under his leadership, Ironwood raised more than one billion dollars to support the development of the business. Mr. Higgins worked at Genzyme Corporation from 1997 through 2003 in a variety of leadership roles including vice president of corporate finance and vice president of business development. While at Genzyme, he was involved across multiple business units, including Cell Therapy, Gene Therapy, and Orphan Diseases. Mr. Higgins also served as chief financial officer of Procept, Inc. from 1992 to 1997 and led the company through its initial public offering. Mr. Higgins earned his Bachelor of Science degree from Cornell University and his Masters in Business Administration from the Amos Tuck School of Business at Dartmouth College.

About Genocea

Genocea is harnessing the power of T cell immunity to develop life-changing vaccines and immunotherapies. T cells are increasingly recognized as a critical element of protective immune responses to a wide range of diseases, but traditional discovery methods have proven unable to identify the targets of such protective immune response. Using ATLAS™, its proprietary technology platform, Genocea identifies these targets to potentially enable the rapid development of medicines to address critical patient needs. Genocea’s pipeline of novel clinical stage T cell-enabled product candidates includes GEN-003 for HSV-2 therapy, GEN-004 to prevent infections caused by pneumococcus, and earlier-stage programs in chlamydia, HSV-2 prophylaxis, malaria and cancer immunotherapy. For more information, visit www.genocea.com.